Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

First Quarter 2012 Earnings

May 1, 2012, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended March 31, 2012 (“2012 Quarter”). Total revenue for the 2012 Quarter increased to $47.1 million from $41.7 million for the three months ended March 31, 2011 (“2011 Quarter”). Operating income, which is net income available to common stockholders before income attributable to noncontrolling interests and preferred stock dividends, increased to $9.3 million for the 2012 Quarter from $8.3 million for the 2011 Quarter. Net income available to common stockholders was $4.1 million, or $0.21 per diluted share, for the 2012 Quarter compared to $3.5 million, or $0.19 per diluted share, for the 2011 Quarter. The revenue increase was primarily caused by $3.3 million of rents received from shopping centers acquired in 2011 and $2.5 million of revenue generated by the Clarendon Center development, offset in part by decreased revenue at properties impacted by reduced leasing levels. Operating income increased $0.7 million from the core properties and $0.4 million from the recently acquired shopping centers. In part, because rental income has not commenced for 28,000 square feet of leased office space, Clarendon Center had little impact on the quarterly change in operating income.

Same property revenue decreased 1.0% for the 2012 Quarter compared to the 2011 Quarter, but same property operating income increased 0.6%, due to lower property operating expenses. The same property comparisons exclude the operating results of properties not in operation for the entirety of the comparable reporting periods. Shopping center portfolio same property operating income decreased 0.5% and, primarily due to improved leasing at Washington Square, the mixed-use portfolio same property operating income increased 5.3%.

As of March 31, 2012, 90.9% of the commercial portfolio was leased (all properties except the apartments at Clarendon Center, which were 98% leased), compared to 89.6% at March 31, 2011. On a same property basis, 90.4% of the portfolio was leased compared to the prior year level of 90.2%. The 2012 leasing percentages were impacted by a net increase of approximately 33,000 square feet of space leased in the mixed-use portfolio caused by increases at Washington Square, offset in part by a net decrease of approximately 19,000 square feet of space leased in the shopping center portfolio.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 19.0% to $15.3 million in the 2012 Quarter from $12.9 million in the 2011 Quarter. On a diluted per share basis, FFO available to common shareholders increased 9.4% to $0.58 per share for the 2012 Quarter from $0.53 per share for the 2011 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. FFO increased in the 2012 Quarter primarily due to $1.7 million generated by the three recently acquired shopping center properties and $0.5 million generated by the recently completed Clarendon Center.

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 58 community and neighborhood shopping center and mixed-use properties totaling approximately 9.6 million square feet of leasable area. Over 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	March 31, 2012	December 31, 2011
	(Unaudited)
Assets
Real estate investments
Land	$324,183	$324,183
Buildings and equipment	1,094,078	1,092,533
Construction in progress	1,263	1,129

	1,419,524	1,417,845
Accumulated depreciation	(333,518)	(326,397)

	1,086,006	1,091,448
Cash and cash equivalents	10,994	12,323
Accounts receivable and accrued income, net	37,763	39,094
Deferred leasing costs, net	25,611	25,876
Prepaid expenses, net	3,257	3,868
Deferred debt costs, net	6,719	7,090
Other assets	15,126	12,870

Total assets	$1,185,476	$1,192,569

Liabilities
Mortgage notes payable	$818,295	$823,871
Revolving credit facility payable	4,000	8,000
Dividends and distributions payable	13,279	13,219
Accounts payable, accrued expenses and other liabilities	23,544	22,992
Deferred income	30,762	31,281

Total liabilities	889,880	899,363

Stockholders’ equity
Preferred stock	179,328	179,328
Common stock	195	193
Additional paid-in capital	223,622	217,829
Accumulated deficit and other comprehensive loss	(150,040)	(147,522)

Total Saul Centers, Inc. stockholders’ equity	253,105	249,828
Noncontrolling interest	42,491	43,378

Total stockholders’ equity	295,596	293,206

Total liabilities and stockholders’ equity	$1,185,476	$1,192,569

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Revenue
Base rent	$37,588	$32,697
Expense recoveries	7,709	7,426
Percentage rent	406	375
Other	1,401	1,235

Total revenue	47,104	41,733

Operating expenses
Property operating expenses	5,789	6,633
Provision for credit losses	352	515
Real estate taxes	5,844	4,482
Interest expense and amortization of deferred debt costs	12,771	10,294
Depreciation and amortization of deferred leasing costs	9,778	8,324
General and administrative	3,247	3,166

Total operating expenses	37,781	33,414

Operating income	9,323	8,319
Change in fair value of derivatives	(3)	87
Acquisition related costs	—	(74)

Net income	9,320	8,332
Income attributable to the noncontrolling interests	(1,456)	(1,023)

Net income attributable to Saul Centers, Inc.	7,864	7,309
Preferred dividends	(3,785)	(3,785)

Net income available to common stockholders	$4,079	$3,524

Per share net income available to common stockholders :
Diluted	$0.21	$0.19

Weighted average common stock :
Common stock	19,403	18,659
Effect of dilutive options	46	95

Diluted weighted average common stock	19,449	18,754

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

		Three Months Ended March 31,
		2012	2011
		(Unaudited)
Reconciliation of net income to FFO available to common shareholders:	(1)
Net income		$9,320	$8,332
Add: Real property depreciation and amortization		9,778	8,324

FFO		19,098	16,656
Less: Preferred dividends		(3,785)	(3,785)

FFO available to common shareholders		$15,313	$12,871

Weighted average shares :
Diluted weighted average common stock		19,449	18,754
Convertible limited partnership units		6,914	5,416

Diluted & converted weighted average shares		26,363	24,170

Per share amounts:
FFO available to common shareholders (diluted)		$0.58	$0.53

Reconciliation of net income to same property operating income:
Net income		$9,320	$8,332
Add: Interest expense and amortization of deferred debt costs		12,771	10,294
Add: Depreciation and amortization of deferred leasing costs		9,778	8,324
Add: Acquisition related costs		—	74
Add: General and administrative		3,247	3,166
Add: Change in fair value of derivatives		3	(87)
Less: Interest income		(12)	(14)

Property operating income		35,107	30,089
Less: Acquisitions & developments		(5,559)	(722)

Total same property operating income		$29,548	$29,367

Shopping centers		$23,618	$23,734
Mixed-Use properties		5,930	5,633

Total same property operating income		$29,548	$29,367

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.